Exhibit 99.1


                                                          Contact:  Maria Brous
                                                                 (863) 680-5339


              Publix Reports First Quarter Results and Stock Price

     LAKELAND, Fla., May 2, 2005 -- Publix's sales for the first quarter of 2005 were approximately $5.1 billion, a 10.6 percent increase from last year's $4.7 billion. Comparable-store sales for the first quarter of 2005 increased 6.4 percent. Comparable-store sales includes approximately 1.3 percent of sales related to the early Easter holiday, which was in the second quarter of 2004.
     Net earnings for the first quarter were approximately $259.1 million this year, compared to $203.4 million in 2004, an increase of 27.4 percent. Earnings per share were $1.50 for the first quarter of 2005, compared to $1.14 per share for the first quarter of 2004.
     These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on May 6.
--------------------
     Based on the most recent appraisal, Publix's stock price increased from $64 per share to $66.50 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
     "I'm proud of all the Publix associates who have worked hard every day to deliver quality, value and excellent service to our customers," Publix CEO Charlie Jenkins Jr. said. "It's their hard work and dedication that has resulted in yet another increase in our stock price."
     Publix is owned and operated by its 129,000 employees, with 2004 sales of $18.6 billion. Currently Publix has 852 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for eight consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company's Web site, www.publix.com. ###
          --------------